Exhibit 5.3

A Limited Liability Partnership Telephone: +44 (0)20-7959-8900 Facsimile: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England ___________ Brussels • Frankfurt • paris los angeles • New York • Palo Alto • washington, D.C. Beijing • Hong Kong • Tokyo Melbourne • Sydney

June 12, 2023

UBS Group AG,
       Bahnhofstrasse 45,
              8001 Zurich, Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the previously issued 7 1/8% Notes due July 15, 2023 (the “Securities”) of Credit Suisse (USA), Inc. (formerly known as Credit Suisse First Boston (USA), Inc.), a Delaware corporation (the “Company”), and the guarantees thereof by UBS Group AG (the “UBS Guarantee”) and Credit Suisse AG, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Securities were issued pursuant to that certain Senior Indenture dated as of June 1, 2001 (the “Senior Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York, as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of March 26, 2007 (the “First Supplemental Indenture”), among Credit Suisse Group AG, the Company, Credit Suisse AG and the Trustee and (ii) the Second Supplemental Indenture dated as of June 9, 2023 (the “Second Supplemental Indenture”), among UBS Group AG, Credit Suisse Group AG, Credit Suisse AG, the Company and the Trustee.

Upon the basis of such examination, it is our opinion that, assuming the UBS Guarantee has been duly authorized, executed and delivered by UBS Group AG insofar as the laws of Switzerland are concerned, the UBS Guarantee constitutes a valid and legally binding obligation of UBS Group AG, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Sullivan & Cromwell LLP carries on business in England and Wales through Sullivan & Cromwell MNP LLP, a registered limited liability partnership established under the laws of the State of New York.The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

Sullivan & Cromwell MNP LLP is authorized and regulated by the Solicitors Regulation Authority (Number 00308712).
A list of the partners’ names and professional qualifications is available for inspection at 1 New Fetter Lane, London EC4A 1AN. All partners are either registered foreign lawyers or solicitors.

UBS Group AG	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material regarding the Company, UBS Group AG, Credit Suisse AG, the Securities or the guarantees thereof or their offering or sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Swiss law, we note that you have received an opinion, dated June 12, 2023 of Homburger AG.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company, UBS Group AG and Credit Suisse AG and other sources believed by us to be responsible, and we have assumed that (i) UBS Group AG has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland, (ii) each of the Senior Indenture, First Supplemental Indenture and Second Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Trustee, (iii) each of the First Supplemental Indenture and Second Supplemental Indenture has been duly authorized, executed and delivered by Credit Suisse AG, (iv) the Second Supplemental Indenture has been duly authorized, executed and delivered by UBS Group AG in so far as the laws of Switzerland are concerned, and (v) the Securities constitute valid and legally binding obligations of the Company, assumptions which we have not verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP